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                                                                    EXHIBIT 13.1

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C., 20549


                                 FORM 10-Q/A-1



[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended January 31, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from              to
                                    ------------    ------------

                         Commission file number 0-20309


                         TAPISTRON INTERNATIONAL, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)


             GEORGIA                                      58-1684918
             -------                                      ----------
  (State or other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

                              6203 ALABAMA HIGHWAY
                                 P.O. BOX 1067
                               RINGGOLD, GEORGIA
                    (Address of principal executive offices)


                                   30736-1067
                                   (Zip Code)


                                 (706) 965-9300
              (Registrant's telephone number, including area code)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
[X] Yes                            [ ] No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the most recent practicable date.


                 Class                             Outstanding at April 24, 1998
     -----------------------------                 -----------------------------
     Common Stock $.0004 Par Value                           34,785,611



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                         TAPISTRON INTERNATIONAL, INC.

                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
PART I - FINANCIAL INFORMATION

  ITEM 1 - FINANCIAL STATEMENTS

    Condensed Consolidated Balance Sheets as of July 31, 1997 and January 31, 1998        3

    Condensed Consolidated Statements of Operations for the Three Months Ended
     January 31, 1997 and 1998 and for the Six Months Ended January 31, 1997 and 1998     4

    Condensed Consolidated Statements of Cash Flows for the Six Months Ended
     January 31, 1997 and 1998                                                            5

    Notes to Condensed Consolidated Financial Statements                                  6

  ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS                                                               8

PART II - OTHER INFORMATION

  ITEM 5 - OTHER INFORMATION                                                              8

SIGNATURE                                                                                 9







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                         TAPISTRON INTERNATIONAL, INC.
                       CONDENSED CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                    Condensed from
                                                                   Audited Financial
                                                                      Statements          Unaudited
                                                                     July 31, 1997     January 31, 1998
                                                                     -------------     ----------------
CURRENT ASSETS
  Cash and Cash equivalents                                          $     27,946        $    228,506
  Receivables, net of allowances of $39,905 as of July 31, 1997
    and January 31, 1998                                                  720,740             840,638
  Notes Receivable                                                        350,000             100,000
  Inventory                                                             1,231,002           1,854,113
  Prepayments                                                             102,453             179,877
  Deferred income taxes                                                   100,000             100,000
                                                                     ------------        ------------
     Total current assets                                               2,532,141           3,303,134

PROPERTY AND EQUIPMENT, NET                                               564,324             506,830

OTHER ASSETS
  Long-term receivables, net of allowances of $500,000 as of
    July 31, 1997 and January 31, 1998                                         --                  --
  Patents and patent license                                              263,068             278,821
  Deferred income taxes                                                 1,900,000           1,900,000
  Other                                                                     8,247               7,198
                                                                     ------------        ------------
     Total other assets                                                 2,171,315           2,186,019
                                                                     ============        ============
     TOTAL                                                           $  5,267,780        $  5,995,983

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term debt                                                    $          0        $    116,070
  Current portion of long-term debt                                         4,315               2,817
  Accounts payable                                                        178,068             106,128
  Accrued expenses                                                        655,621             145,190
  Customer deposits                                                       936,026             102,434
                                                                     ------------        ------------
     Total current liabilities                                          1,774,030             472,639

LIABILITIES SUBJECT TO SETTLEMENT UNDER
  REORGANIZATION PROCEEDINGS                                            2,520,557             500,000

LONG-TERM DEBT                                                                744                 744

COMMITMENTS AND CONTINGENCIES                                                   0             415,248

STOCKHOLDERS' EQUITY
  Preferred stock - $.001 par value - 2,000,000 shares
    authorized; no shares issued and outstanding                               --                  --
  Common stock - $.0004 par value - 100,000,000 shares
    authorized; 10,881,818 outstanding as of July 31, 1997
    and 34,841,128 outstanding as of January 31, 1998                       4,233              13,936
  Additional paid-in capital                                           22,899,108          26,574,386
  Accumulated deficit                                                 (21,918,100)        (21,968,179)
  Treasury stock - 55,518 shares outstanding, at cost                     (12,792)            (12,792)
                                                                     ------------        ------------
     Total stockholders' equity                                           972,449           4,607,351

     TOTAL                                                           $  5,267,780        $  5,995,983

The accompanying notes are an integral part of the financial statements.



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                         TAPISTRON INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)

                                        Three months ended January 31,     Six months ended January 31,
                                        ------------------------------    -------------------------------
                                           1997              1998              1997              1998
                                           ----              ----              ----              ----
SALES                                   $1,239,068        $1,497,092        $2,800,942        $2,746,921

COST OF SALES                              887,817           836,623         1,995,210         1,670,167
                                        ----------        ----------        ----------        ----------

        Gross profit                       351,252           660,468           805,733         1,076,754

OPERATING EXPENSES
    General & Administrative expenses      320,175           491,764           661,088         1,139,183
                                        ----------        ----------        ----------        ----------
                                           320,175           491,764           661,088         1,139,183
                                        ----------        ----------        ----------        ----------

OPERATING INCOME (LOSS)                     31,077           168,705           144,645           (62,429)
                                        ----------        ----------        ----------        ----------

OTHER INCOME (EXPENSE)
    Interest expense                       (19,319)          (20,279)          (54,837)          (20,279)
    Interest income                              0             2,905                 2            32,629
                                        ----------        ----------        ----------        ----------
    Other income (expense)                 (19,319)          (17,374)          (54,836)           12,351
                                        ----------        ----------        ----------        ----------

NET INCOME (LOSS)                           11,758           151,331            89,809           (50,078)

EARNINGS PER SHARE

    Net income (loss)                        0.001             0.005             0.009            (0.002)

    Weighted average number of
    shares outstanding                  10,526,295        32,804,920        10,526,295        27,462,709


The accompanying notes are an integral part of the financial statements.


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                         TAPISTRON INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Unaudited)


                                                                                        Six months ended January 31,
                                                                                        ----------------------------
                                                                                            1997            1996
                                                                                            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                                        $89,809        ($50,078)
    Adjustments to reconcile net income (loss) to net cash used by operating activities:
        Depreciation and amortization                                                         90,462          80,029
        Changes in operating assets and liabilities:
            (Increase) decrease in receivables                                              (291,564)        130,102
            (Increase) decrease in prepayments                                                (5,396)        (77,424)
            (Increase) decrease in inventory                                               1,286,590        (623,111)
            Increase (Decrease) in customer deposits                                        (150,000)       (833,592)
            Increase (Decrease) in accounts payable and accrued expenses                    (123,885)       (207,371)
            Increase (Decrease) in accounts payable and accrued expenses,
                which are subject to settlement under a plan of reorganization                 5,415        (795,328)
                                                                                        ------------    ------------
                Net cash provided by (used by) operating activities                          901,431      (2,376,773)
                                                                                        ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for other assets                                                                      0         (23,673)
    Capital expenditures                                                                      (2,033)        (13,565)
                                                                                        ------------    ------------
                Net cash (used by) investing activities                                       (2,033)        (37,239)
                                                                                        ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of debt                                                           599,970         400,000
    Proceeds from issuance of common stock                                                         0       2,500,000
    Principal payments of debt                                                              (352,111)       (285,428)
                                                                                        ------------    ------------
                Net cash provided by financing activities                                    247,859       2,614,572
                                                                                        ------------    ------------

NET INCREASE (DECREASE) IN CASH EQUIVALENTS:                                               1,147,257         200,560
    Cash and cash equivalents - beginning of period                                           17,149          27,946
                                                                                        ------------    ------------
    Cash and cash equivalents - end of period                                             $1,164,406        $228,506
                                                                                        ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest                                                                   $19,569         $17,597
                                                                                        ============    ============
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
    FINANCING ACTIVITIES:
    Transfers from fixed assets to inventory                                                $163,270              $0
    Issuance of stock in lieu of professional fees                                                $0        $375,000
    Issuance of stock for reorganization debt                                                     $0      $1,225,230
                                                                                        ============    ============



The accompanying notes are an integral part of the financial statements.


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                         TAPISTRON INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                January 31, 1998

                                  (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

In the opinion of the management of Tapistron International, Inc. ("Tapistron") and Fabrication Center, Inc. ("FCI"), a wholly-owned subsidiary of Tapistron, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments, except as noted elsewhere in the notes to the condensed consolidated financial statements) necessary to present fairly its financial position as of January 31, 1998 and the results of its operations for the three and six months ended January 31, 1997 and 1998, and cash flows for the six months ended January 31, 1997 and 1998. These statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended July 31, 1997. The results of operations for the three and six months ended January 31, 1998 and are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - EARNINGS PER SHARE

Earnings per commons share is computed based on the weighted average number of common shares and, when dilutive, common equivalent shares (stock options and warrants) outstanding during each of the periods.

NOTE 3 - INVENTORY

Inventory at January 31, 1998 consists of the following:

    Raw Material                    $  808,600
    Work in Process                  1,045,513
                                    ----------
                                    $1,854,113

NOTE 4 - REORGANIZATION

The Company filed a Voluntary Petition for Chapter 11 Bankruptcy on June 21, 1996. The original Plan of Reorganization of Tapistron International, Inc. was filed with the Court on November 21, 1996 (the "Plan"). An Amended and Restated Plan of Reorganization of Tapistron International, Inc. was filed with the Bankruptcy Court on March 14, 1997 (the "Amended Plan") and confirmed on August 18, 1997. Under the Amended Plan of Reorganization, all creditors will be paid in full (unless the creditor elected to accept a discounted amount or the creditor and the Company agreed to different terms), with interest from stock and cash payments.
As of July 31, 1997, liabilities subject to settlement under the bankruptcy proceeding totaled $2,520,557. As provided for in the Amended Plan, each unsecured creditor shall receive its pro rata share (based on the amount of its allowed claim compared to the total of unsecured claims) of (i) cash in the amount of $500,000 plus (ii) its pro rata share of a second aggregate payment of $500,000 together with interest, payable at $50,000 per new machine sale by the Company. The balance of the unsecured claims, shall be paid as follows. Each unsecured creditor could elect one of two options with respect to the payment of the balance of its claim. Option 1: the sum of 15% of the balance of its claim. Option 2: the creditors pro rata share of 1,000,000 shares of common stock issued by the Company. At any time on or prior to September 30, 2000 (the "Final Settlement Date"), each unsecured creditor shall, at the sole and exclusive option of the Company, receive an additional cash payment or additional shares of common stock based on the average closing prices of the Company's common stock for the period that is not less than five (5) nor more than thirty-five (35) trading days prior to the Final Settlement Date such that the total amount


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amount received by the unsecured creditors pursuant to this Option 2, either in additional stock or cash, equals its pro rata share of the difference between the total amount of unsecured claims less all principal amounts to be paid pursuant to the first $500,000 and the second aggregate amount of $500,000. If between the August 29, 1997 (the "Effective Date") and the September 30, 2000 the average of the closing of the Company's common stock for any five (5) consecutive trading day period multiplied by 1,000,000 exceeds the balance of unsecured claims multiplied by factor for time value or if any unsecured creditor shall sell, pledge, or trade the stock, directly or indirectly, issued to it, then such creditors shall no longer be entitled to any further distribution on the Final Settlement Date.
As of January 31, 1998, the Company has liabilities subject to settlement under bankruptcy proceedings of $915,248, $500,000 of which is related to the second aggregate amount of $500,000 and $415,248 of which is the difference between the closing market price on January 31, 1998 and the debt to which the stock must cover.


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Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
         OF OPERATIONS

RESULTS OF OPERATIONS

Three Months Ended January 31, 1997 and 1998
Quarterly sales in the three months ended January 31, 1998 of $1,497,092 exceeded the three months ended January 31, 1997 of $1,239,068 by 21%. The increase in revenues is a result of machines being sold at lower margins in the three months ended January 31, 1997 due to the need to generate cash to support operations and technical support of the CYP Machines during the reorganization proceedings. Renewed confidence in the Company has allowed gross margins to return to normal levels.

Cost of Sales as a percentage of sales decreased from 72% in the three months ended January 31, 1997 to 56% in the three months ended January 31, 1998. The improved gross margin in the current quarter resulted from machines selling at a higher margin.

Operating expenses increased to $491,764 in the three months ended
January 31, 1998, an increase of 54%. This increase was primarily due to an increase in professional fees of $78,965, which related to the reorganization proceedings.

Six Months ended January 31, 1997 and 1998
Year to date sales for the six months ended January 31, 1998 were $2,746,921 compared to $2,800,942 for the six months ended January 31, 1997, a decrease of 2%.

Cost of Sales as a percentage of sales decreased from 71% for the six months ended January 31, 1997 to 61% for the six months ended January 31, 1998. The improved gross margin resulted from cost control measures in production, particularly in the areas of assembly and purchasing.

Operating expenses were $1,139,183 for the six months ended January 31, 1998 as compared to $661,088 for the six months ended January 31, 1997. The increase was primarily due to an increase in professional fees of $175,395, which related to the reorganization proceedings. Additionally, an increase of $298,879 was attributed to higher personnel costs and an increase in costs to support worldwide marketing efforts. The Company expects to continue its emphasis on marketing and sales activities in the future to support sales and marketing of its CYP technology both domestic and worldwide.

LIQUIDITY AND CAPITAL RESOURCES
As of January 31, 1998 the Company had working capital of $2,830,495, and had total cash of $228,506. The Company's overall cash needs were provided primarily from a $2,500,000 private placement that consummated in August of 1997. Cash used in operations totaled $2,376,773, of which $795,328 was used to reduce liabilities subject to the Plan of Reorganization and $623,111 was used for inventory. Management believes its current cash needs will be adequately provided from anticipated cash generated from operations and short-term borrowings.

Long-term cash requirements, other than normal operating expenses, are anticipated for development and enhancement of CYP technology, financing anticipated growth and possible acquisitions of certain businesses complementary to the Company's business.

PART II. OTHER INFORMATION

No reports on Form 8-K were filed by Registrant during the quarterly period ended January 31, 1998.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized,

                                        Tapistron International, Inc.
                                        ---------------------------------------
                                        (Registrant)



Date: 4/27/98                           /s/ J. Darwin Poe
-----------------------------           ---------------------------------------
                                        J. Darwin Poe
                                        (Signing on behalf of the registrant as
                                        President and Chief Executive Officer)





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